Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Technology Research Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-96975, No. 333-110825, No. 333-131633, No. 333-132006, and No. 333-158351) on Form S-8 of Technology Research Corporation, of our report dated June 15, 2009, with respect to the consolidated balance sheet of Technology Research Corporation and subsidiary as of March 31, 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2009, and the related financial statement schedule, which report appears in the March 31, 2010, annual report on Form 10-K of Technology Research Corporation.

/s/ KPMG, LLP

June 9, 2010
Tampa, Florida
Certified Public Accountants